Exhibit 3

Westpac Banking Corporation ABN 33 007 457 141

Group Secretary & General Counsel Level 25, 60 Martin Place Sydney NSW 2000 Australia Telephone: 9216 0390 Facsimile: 9226 1888 mmarchhart@westpac.com.au

11 June 2004

Company Announcements Platform
Australian Stock Exchange Limited
20 Bridge Street
Sydney NSW 2000

Dear Sir/Madam

Westpac Banking Corporation (“Westpac”) - Dividend Reinvestment Plan

The price at which shares will be allotted on 2 July 2004 under Westpac’s Dividend Reinvestment Plan will be $16.97.

Yours sincerely

Michelle Marchhart

Head of Group Secretariat